Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BFC FINANCIAL CORPORATION,

BXG FLORIDA, LLC

and

BLUEGREEN CORPORATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 11th day of November, 2011, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), BXG FLORIDA, LLC, a Florida limited liability company (“Merger Sub”), and BLUEGREEN CORPORATION, a Massachusetts corporation (“Bluegreen”).

W I T N E S S E T H:

WHEREAS, BFC has proposed a business combination with Bluegreen pursuant to which Bluegreen will merge with and into Merger Sub, with Merger Sub to be the surviving company in the merger (the “Merger”);

WHEREAS, the Board of Directors of Bluegreen has designated a special committee (the “Special Committee”) composed entirely of independent directors, as determined in accordance with the listing standards of the New York Stock Exchange to, among other things, review and evaluate the terms and conditions, and determine the advisability, of the Merger;

WHEREAS, the Special Committee has negotiated the terms and conditions of this Agreement on behalf of Bluegreen and has (i) determined that the Merger is advisable, fair to, and in the best interests of Bluegreen’s shareholders and (ii) recommended the approval and adoption of this Agreement by the Board of Directors of Bluegreen;

WHEREAS, based upon the recommendation of the Special Committee and its own independent review, the Board of Directors of Bluegreen has (i) determined that the Merger is advisable, fair to, and in the best interests of Bluegreen’s shareholders, (ii) approved and adopted this Agreement and declared its advisability, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) recommended the approval and adoption of this Agreement by Bluegreen’s shareholders in accordance with this Agreement;

WHEREAS, the Board of Directors of BFC has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Managers of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its member, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, BFC, Merger Sub and Bluegreen desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth certain conditions to the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

“Acquisition Proposal” shall have the meaning set forth in Section 7.3(a).

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement (i) Bluegreen and its Subsidiaries shall not be treated as an Affiliate of BFC and (ii) BFC, BankAtlantic Bancorp, Inc. and Woodbridge Holdings, LLC, and each of their respective Subsidiaries, shall not be treated as Affiliates of Bluegreen.

“Agreement” means this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including, without limitation, all Schedules and Exhibits hereto.

“BFC” shall have the meaning set forth in the Preamble.

“BFC Capital Stock” shall have the meaning set forth in Section 4.2(a).

“BFC Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BFC.

“BFC Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BFC.

“BFC Common Stock” shall mean, collectively, the BFC Class A Common Stock and the BFC Class B Common Stock.

“BFC Financial Statements” shall mean the audited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for each of BFC’s fiscal years ended December 31, 2008, 2009 and 2010, and the unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for the six-month period ended June 30, 2011, as each of which is included in the BFC SEC Reports.

“BFC Leased Real Property” shall mean all real property leased by BFC (including, without limitation, all leasehold or subleasehold estates and other rights to use or occupy any land, buildings (including sales kiosks) and improvements thereon).

“BFC Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC is a party or otherwise relating to or affecting any of their respective assets, properties or operations.

“BFC Meeting” shall mean the annual or special meeting of BFC’s shareholders to be held for the purpose of voting upon the transactions contemplated hereby (including the Reverse Split, and to the extent necessary, an amendment to the Articles of Incorporation of BFC to increase the number of authorized shares of the BFC Class A Common Stock) and for no other purpose without the prior written consent of Bluegreen; provided, however, that in the event the BFC Meeting is the annual meeting of BFC’s shareholders, then the election of directors to the Board of Directors of BFC and such other matters as set forth in a shareholder proposal submitted pursuant to applicable SEC rules and regulations and required thereunder to be presented at the BFC Meeting to a vote of BFC’s shareholders may be acted upon at the BFC Meeting without the prior written consent of Bluegreen.

“BFC Options” shall mean all options or warrants granted by BFC to purchase shares of BFC Class A Common Stock or BFC Class B Common Stock which are outstanding and unexercised immediately prior to the Effective Time.

“BFC Option Plans” shall mean (i) the BFC Financial Corporation Stock Option Plan and (ii) the BFC Financial Corporation 2005 Stock Incentive Plan, as amended.

“BFC Owned Real Property” shall mean all real property owned by BFC (including, without limitation, all land, interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto owned by BFC).

“BFC Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BFC is a party, with respect to which BFC has any obligation or which are maintained, contributed to or sponsored by BFC for the benefit of any current or former employee, officer or director of BFC.

“BFC Rights Agreement” shall mean the Rights Agreement, dated as of September 21, 2009, by and between BFC and American Stock Transfer & Trust Company, LLC, as Rights Agent.

“BFC SEC Reports” shall have the meaning set forth in Section 4.5(a).

“BFC Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).

“Bluegreen” shall have the meaning set forth in the Preamble.

“Bluegreen Common Stock” shall mean the Common Stock, par value $0.01 per share, of Bluegreen.

“Bluegreen Financial Statements” shall mean the audited Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Bluegreen, and the related notes thereto, for each of Bluegreen’s fiscal years ended December 31, 2008, 2009 and 2010, and the unaudited Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows of Bluegreen, and the related notes thereto, for the six-month period ended June 30, 2011, as each of which is included in the Bluegreen SEC Reports.

“Bluegreen Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Bluegreen or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations as well as any contract, agreement or other arrangement pursuant to which Bluegreen or any of its Subsidiaries has incurred indebtedness in an amount equal to or exceeding $25 million.

“Bluegreen Meeting” shall mean the annual or special meeting of Bluegreen’s shareholders to be held for the purpose of voting upon the transactions contemplated hereby and for no other purpose without the prior written consent of BFC; provided, however, that in the event the Bluegreen Meeting is the annual meeting of Bluegreen’s shareholders, then the election of directors to the Board of Directors of Bluegreen and such other matters as set forth in a shareholder proposal submitted pursuant to applicable SEC rules and regulations and required thereunder to be presented at the Bluegreen Meeting to a vote of Bluegreen’s shareholders may be acted upon at the Bluegreen Meeting without the prior written consent of BFC.

“Bluegreen Options” shall mean all options or warrants granted by Bluegreen to purchase shares of Bluegreen Common Stock which are outstanding and unexercised immediately prior to the Effective Time.

“Bluegreen Option Plans” shall mean (i) the Bluegreen Corporation 1995 Stock Incentive Plan, as amended, (ii) the Bluegreen Corporation 1998 Non-Employee Director Stock Option Plan, (iii) the Bluegreen Corporation 2005 Stock Incentive Plan and (iv) the Bluegreen Corporation 2008 Stock Incentive Plan, in each case as amended to date.

“Bluegreen Rights Agreement” shall mean the Rights Agreement, dated as of July 27, 2006, between Bluegreen and Mellon Investor Services LLC, as Rights Agent, as amended by (i) the Amendment to Rights Agreement, dated as of October 16, 2006, (ii) the Second Amendment to Rights Agreement, dated as of May 21, 2008, (iii) the Third Amendment to Rights Agreement, dated as of October 15, 2007, and (iv) the Fourth Amendment to Rights Agreement, dated as of July 17, 2008.

“Bluegreen SEC Reports” shall have the meaning set forth in Section 5.5(a).

“Bluegreen Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).

“Business Day” means any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.

“Claim” shall have the meaning set forth in Section 7.7.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the Recitals.

“Controlled Group” shall mean a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.2.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FBCA” shall mean the Florida Business Corporation Act.

“Florida Certificate of Merger” shall mean the certificate of merger with respect to the Merger to be filed with the Florida Department of State.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.

“Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.7.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 4.16.

“Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including, without limitation, any rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).

“Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.

“Listing Application” shall have the meaning set forth in Section 7.14.

“Massachusetts Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts.

“Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in banking, thrift or similar laws, rules or regulations) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, assets, liabilities, or business of BFC or Bluegreen, as the case may be, in each case including its respective Subsidiaries together with it taken as a whole, including, without limitation, the ability of the parties to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not be deemed to include any changes resulting from (i) investigations by Governmental Entities, litigation and other legal proceedings existing on the date hereof and involving BFC or Bluegreen, as the case may be, (ii) general economic or political conditions, (iii) circumstances that affect the industries in which BFC or Bluegreen, as the case may be, operate or in which they hold material investments, (iv) force majeure events, acts of terrorism or acts of war or (v) the sale by BankAtlantic Bancorp, Inc. to BB&T Corporation of all of the capital stock of BankAtlantic not being consummated on the terms contemplated by the Stock Purchase Agreement between BankAtlantic Bancorp, Inc. and BB&T Corporation, or at all;; provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (ii), (iii) and (iv) above shall be regarded in determining whether a Material Adverse Effect has occurred if the effects of such changes or events disproportionately impact or uniquely relate to BFC or Bluegreen, as the case may be.

“MBCA” shall mean the Massachusetts Business Corporation Act.

“Merger Consideration” shall have the meaning set forth in Section 3.2(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger” shall have the meaning set forth in the Recitals.

“Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended, and together with the rules and regulations promulgated thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.

“Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the Bluegreen Financial Statements or BFC Financial Statements, as applicable; (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default; (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable; (iv) easements, rights-of-way and other similar instruments whether or not recorded in the public land records or filed in other public records and which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset; (v) zoning, subdivision and other applicable Laws; and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

“Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

“Plan” shall mean, with respect to any Person, any employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by (i) such Person or any of its Subsidiaries or (ii) any other organization which is a member of a Controlled Group of which such Person or any of its Subsidiaries is a member or with respect to which such Person or any of its Subsidiaries or any member of the Controlled Group of which such Person or any of its Subsidiaries has any liability or potential liability.

“Registration Statement” shall have the meaning set forth in Section 4.16.

“Reverse Split” shall have the meaning set forth in Section 7.13.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Special Committee” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors, other governing body or manager of such corporation, limited liability company, partnership, joint venture or other legal entity; provided, however, that for purposes of this Agreement, neither Bluegreen nor BankAtlantic Bancorp, Inc., nor any of their respective subsidiaries, shall be treated as a Subsidiary of BFC.

“Superior Proposal” shall have the meaning set forth in Section 7.3(b).

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Third Party” shall have the meaning set forth in Section 7.3(b).

ARTICLE II

THE MERGER

2.1 Merger. At the Effective Time, Bluegreen shall be merged with and into Merger Sub, and Merger Sub will be the surviving company of the Merger (the “Surviving Company”), in accordance with the terms, conditions and provisions of this Agreement, the Florida Certificate of Merger and the Massachusetts Articles of Merger.

2.2 Consummation of the Merger; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Miami, Florida 33130, at such time as shall be fixed by mutual agreement of BFC and Bluegreen as promptly as practicable after the satisfaction or waiver of all of the conditions set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the day before the Closing Date, each of Bluegreen and Merger Sub will execute the Florida Certificate of Merger and the Massachusetts Articles of Merger and deliver them to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Florida Department of State and the Secretary of State of the Commonwealth of Massachusetts, respectively. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with all applicable regulations, of the Florida Certificate of Merger and the Massachusetts Articles of Merger as set forth in the preceding sentence and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. The Florida Certificate of Merger and the Massachusetts Articles of Merger shall provide that the Merger shall be effective as of 5:00 p.m. on the Closing Date (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Florida Certificate of Merger and the FBCA and the Massachusetts Articles of Merger and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Bluegreen and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Bluegreen and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.4 Articles of Organization and Operating Agreement. The Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Company, and the Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company, in each case subject to any change to such Articles of Organization (including a change to Merger Sub’s name) as may be set forth in the Florida Certificate of Merger, and any subsequent amendment in accordance with applicable law.

2.5 Board of Managers. As of the Effective Time, the Board of Managers of the Surviving Company will consist of the individuals serving on the Board of Managers of Merger Sub immediately prior to the Effective Time.

2.6 Officers. As of the Effective Time, the officers of Bluegreen immediately prior to the Effective Time shall constitute the officers of the Surviving Company until such time as their respective successors have been duly appointed and qualified.

2.7 Additional Actions. If, at any time after the Effective Time, BFC or the Surviving Company shall consider or be advised that, consistent with the terms of this Agreement, any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of either Bluegreen or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) to otherwise carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of Bluegreen and its officers and directors and Merger Sub and its officers and managers shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Company are fully authorized in the name of both Bluegreen and Merger Sub to take any and all such actions.

ARTICLE III

CONVERSION OF SHARES; CONSIDERATION

3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of BFC, Merger Sub, Bluegreen or the holders of any of their respective securities:

(a) 100% of the membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unchanged following the Effective Time and constitute 100% of the membership interests in the Surviving Company.

(b) Each share of Bluegreen Common Stock owned by BFC, Merger Sub or Bluegreen (in each case other than in a fiduciary capacity or as a result of debts previously contracted), immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no stock of BFC, cash or other consideration shall be delivered in exchange therefor.

(c) Subject to the other provisions of this Section 3.1, each share of Bluegreen Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Bluegreen Common Stock canceled pursuant to Section 3.1(b) and excluding Dissenting Shares) shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive eight (8) shares of BFC Class A Common Stock (such ratio of shares of BFC Class A Common Stock to shares of Bluegreen Common Stock, as the same may be adjusted pursuant to Section 3.1(e) and any other applicable terms hereof, being referred to as the “Exchange Ratio”). Fractional shares of BFC Class A Common Stock will not be issued in connection with the Merger. Rather, the aggregate number of shares of BFC Class A Common Stock to which a holder of Bluegreen Common Stock shall be entitled to receive as a result of the Merger will be rounded up to the next largest whole number. In furtherance of the foregoing, if more than one Bluegreen Stock Certificate shall be surrendered for the account of the same holder, the number of shares of BFC Class A Common Stock to be issued to such holder in exchange for the Bluegreen Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares represented by all of the Bluegreen Stock Certificates surrendered for the account of such holder.

(d) At the Effective Time, holders of Bluegreen Common Stock shall cease to be, and shall have no rights as, shareholders of Bluegreen, and Bluegreen Stock Certificates shall thereafter represent only the right to receive the consideration provided under this Article III.

(e) In connection with the Reverse Split, any other action effected between the date of this Agreement and the Effective Time pursuant to which the outstanding shares of BFC Class A Common Stock or Bluegreen Common Stock is changed into a different number of shares (including by reason of a reorganization, reclassification, recapitalization, division, combination or exchange of shares), and any dividend or other distribution payable in stock or other securities declared with regard to the BFC Class A Common Stock or Bluegreen Common Stock with a record date between the date of this Agreement and the Effective Time, the Merger Consideration shall automatically be adjusted to provide the holders of Bluegreen Common Stock the same economic effect as that contemplated by this Agreement if the Reverse Split, reorganization, reclassification, recapitalization, division, combination, exchange, dividend or other distribution had not taken place.

3.2 Exchange of Certificates.

(a) At or prior to the Effective Time, BFC shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company, or such other bank or trust company designated by BFC and who is reasonably satisfactory to Bluegreen (the “Exchange Agent”) for the benefit of the holders of certificates representing the shares of Bluegreen Common Stock (“Bluegreen Stock Certificates”) for exchange in accordance with this Article III through the Exchange Agent, certificates representing the shares of BFC Class A Common Stock (“BFC Stock Certificates”) issuable pursuant to Section 3.1(c) above (such BFC Stock Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the “Exchange Fund”) to be exchanged pursuant to this Article III for outstanding Bluegreen Stock Certificates. The Exchange Fund shall not be used for any other purpose.

(b) Promptly, but in any event no later than three (3) Business Days after the Effective Time, BFC will instruct the Exchange Agent to mail to each holder of record of Bluegreen Common Stock who has not previously surrendered his, her or its Bluegreen Stock Certificates (other than holders of any shares of Bluegreen Common Stock cancelled pursuant to Section 3.1(b) or holders of Dissenting Shares) (i) a letter of transmittal reasonably acceptable to Bluegreen (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s Bluegreen Stock Certificates shall pass, only upon proper delivery of the Bluegreen Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as to which BFC and Bluegreen may agree); and (ii) instructions reasonably acceptable to Bluegreen for use in effecting the surrender of the Bluegreen Stock Certificates in exchange for BFC Stock Certificates in accordance with this Article III (collectively, the “Letter of Transmittal”).

(c) From and after the Effective Time and upon the surrender of a Bluegreen Stock Certificate for cancellation (or affidavits and indemnification regarding the loss or destruction of such certificates reasonably acceptable to BFC and the Exchange Agent) to the Exchange Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Bluegreen Stock Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver in accordance with the Letter of Transmittal, BFC Stock Certificates representing that number of whole shares of BFC Class A Common Stock which such holder has the right to receive in respect of the shares of Bluegreen Common Stock formerly evidenced by such Bluegreen Stock Certificate in accordance with Section 3.1 (the “Merger Consideration”), and the Bluegreen Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Bluegreen Common Stock which is not registered in the transfer records of Bluegreen, a certificate evidencing the proper number of shares of BFC Class A Common Stock may be issued in accordance with this Article III to a transferee if the Bluegreen Stock Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably acceptable to BFC and the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Bluegreen Stock Certificate (other than those representing shares of Bluegreen Common Stock cancelled pursuant to Section 3.1(b) or Dissenting Shares) shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions declared or paid thereon after the Effective Time.

(d) All shares of BFC Class A Common Stock issued upon the surrender for exchange of Bluegreen Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid, respectively, in full satisfaction of all rights pertaining to the shares of Bluegreen Common Stock theretofore represented by such Bluegreen Stock Certificates.

(e) Any portion of the Exchange Fund which remains undistributed to the holders of the Bluegreen Stock Certificates upon the date that is nine (9) months after the Effective Time shall be delivered by the Exchange Agent to BFC, and any holders of Bluegreen Stock Certificates (other than holders of shares of Bluegreen Common Stock cancelled pursuant to Section 3.1(b) and holders of Dissenting Shares) who have not theretofore complied with this Article III shall thereafter look only to BFC for the Merger Consideration.

(f) None of BFC, Bluegreen, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any shares of BFC Class A Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Bluegreen Stock Certificate shall not have been surrendered prior to the date that is seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of BFC, free and clear of all claims or interest of any person previously entitled thereto.

(g) If any Bluegreen Stock Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Bluegreen Stock Certificate to be lost, stolen or destroyed and, if requested by BFC, the posting by such Person of a bond in such reasonable amount as BFC may direct as indemnity against any claim that may be made with respect to such Bluegreen Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Bluegreen Stock Certificate the Merger Consideration pursuant to this Article III.

3.3 Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Bluegreen or the Surviving Company of the shares of Bluegreen Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bluegreen Stock Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and, subject to the provisions of this Article III, exchanged for the Merger Consideration as provided in this Article III, except as otherwise required by Law.

3.4 Bluegreen Options and Restricted Stock.

(a) At the Effective Time, the Bluegreen Option Plans shall be assumed by BFC, and each Bluegreen Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by BFC and converted into an option to purchase shares of BFC Class A Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms, or the terms of the applicable Bluegreen Option Plan as a result of the Merger, and except that all references to Bluegreen in each such Bluegreen Option shall be deemed to refer to BFC). All restricted stock awards issued under the Bluegreen Option Plans outstanding at the Effective Time shall be converted into the right to receive restricted stock awards in the form of shares of BFC Class A Common Stock, to be adjusted as provided in Section 3.4(b).

(b) The number of shares of BFC Class A Common Stock to be subject to each assumed Bluegreen Option and restricted stock award shall be adjusted to equal the product of (i) the number of shares of Bluegreen Common Stock subject to the original Bluegreen Option or restricted stock award, as the case may be, immediately prior to the Effective Time and (ii) the Exchange Ratio. In addition, with respect to each assumed Bluegreen Option, the exercise price shall be adjusted to equal (i) the exercise price in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio.

(c) In effecting such assumption and conversion, the aggregate number of shares of BFC Class A Common Stock to be subject to each assumed Bluegreen Option or restricted stock award will be rounded up, if necessary, to the next largest whole share, and the aggregate exercise price of each assumed Bluegreen Option shall be rounded down, if necessary, to the nearest whole cent.

(d) The adjustments provided herein with respect to any assumed Bluegreen Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

(e) As soon as practicable after the Effective Time, but in no event later than thirty (30) days after the Effective Time, BFC shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BFC Class A Common Stock purchasable upon exercise of the assumed Bluegreen Options and underlying the assumed Bluegreen restricted stock awards, and BFC will use its reasonable efforts to maintain the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) for so long as any such assumed Bluegreen Options or restricted stock awards remain outstanding under the applicable Bluegreen Option Plan assumed by BFC.

3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, each share of Bluegreen Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Sections 13.01-13.31 of the MBCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Bluegreen Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Company of the appraised value of the Dissenting Shares in accordance with the provisions of Sections 13.01-13.31 of the MBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Bluegreen Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB

BFC and Merger Sub jointly and severally represent and warrant to Bluegreen as follows:

4.1 Organization; Good Standing; Power. BFC is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active. Each of BFC and Merger Sub has all necessary corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BFC has heretofore made available to Bluegreen a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to the date hereof. Each of BFC and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be duly qualified could not reasonably be expected to have a Material Adverse Effect on BFC.

4.2 Capitalization.

(a) BFC’s authorized capital stock consists solely of 150,000,000 shares of BFC Class A Common Stock, 20,000,000 shares of BFC Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BFC Capital Stock”). As of the date hereof, 70,274,972 shares of BFC Class A Common Stock, 6,859,751 shares of BFC Class B Common Stock and 15,000 shares of preferred stock designated as 5% Cumulative Preferred Stock are issued and outstanding. No shares of preferred stock, including shares designated as Series A Junior Participating Preferred Stock, are issued or outstanding as of the date hereof. As of the date hereof, 4,050,971 shares of BFC Class A Common Stock (including 1,580,275 shares reserved for issuance upon exercise of outstanding BFC Options) and 717,583 shares of BFC Class B Common Stock (all of which shares are reserved for issuance upon exercise of outstanding BFC Options) are reserved for issuance under the BFC Option Plans, 6,859,751 shares of BFC Class A Common Stock are reserved for issuance upon conversion of shares of BFC Class B Common Stock, and no shares of BFC Capital Stock are held in treasury.

(b) 100% of the issued and outstanding membership interests in Merger Sub are owned by Woodbridge Holdings, LLC, the sole member of Merger Sub and a direct wholly-owned subsidiary of BFC.

(c) All of the issued and outstanding shares of BFC Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BFC Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BFC Class A Common Stock and BFC Class B Common Stock represent the only securities of BFC with the right to vote on the Merger and the other transactions contemplated hereby or for the election of directors of BFC. Except for BFC Options outstanding on the date hereof to acquire not more than 1,580,275 shares of BFC Class A Common Stock and 717,583 shares of BFC Class B Common Stock and except as contemplated by the BFC Rights Agreement, there are no outstanding or existing BFC Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BFC; provided, however that, subject to certain limited exceptions, shares of BFC Class B Common Stock are convertible on a share-for-share basis into shares of BFC Class A Common Stock at any time in the holder’s discretion.

(d) All outstanding BFC Options were granted under the BFC Option Plans. None of the BFC Options was issued in violation of applicable Law or the terms of the applicable BFC Option Plan. Other than BFC’s current share repurchase program, as described in the BFC SEC Reports, BFC is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of BFC Capital Stock or which restrict the transfer of such shares to which BFC is a party, nor, except as set forth on Schedule 4.2(d), does BFC have knowledge of any such agreements or understandings to which BFC is not a party. Except as set forth on Schedule 4.2(d), since June 30, 2011, BFC has not (i) issued any shares of BFC Capital Stock (or securities exercisable for or convertible into BFC Capital Stock) other than upon the valid exercise of BFC Options previously granted under the BFC Option Plans or the valid conversion of shares of BFC Class B Common Stock to BFC Class A Common Stock or (ii) granted any options or restricted stock awards under the BFC Option Plans. True and complete copies of the BFC Option Plans have been made available to Bluegreen and there is no agreement to amend, modify or supplement the BFC Option Plans from the form made available to Bluegreen; provided, however that it is expected that, at the time the Reverse Split is effected, the number of shares of BFC Class A Common Stock and BFC Class B Common Stock subject to the BFC Option Plans will be adjusted ratably in accordance with the Reverse Split conversion ratio.

(e) The shares of BFC Class A Common Stock to be issued pursuant to the Merger (including shares of BFC Class A Common Stock purchasable upon exercise of the assumed Bluegreen Options, assuming the exercise and payment in full of any exercise price in accordance with the terms of such Bluegreen Options, as adjusted hereby) will, when issued: (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the FBCA, BFC’s Articles of Incorporation or Bylaws, or any agreement to which BFC is a party or is bound; (ii) be registered under the Securities Act and the Exchange Act, and registered or exempt from registration under applicable state, local and other applicable securities laws; and (iii) assuming approval of the Listing Application (which is a condition precedent to the parties respective obligations to consummate and effect the Merger), be either listed on a national securities exchange or authorized to be quoted in an inter-dealer quotation system of a registered national securities association.

4.3 Authorization; No Violation. Except to the extent described herein, the execution and delivery of this Agreement by BFC and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BFC and all necessary limited liability company action on the part of Merger Sub, and no other corporate or limited liability company action on the part of BFC or Merger Sub, respectively, is necessary (other than the filing of the Florida Certificate of Merger pursuant to the FBCA, the filing of the Massachusetts Articles of Merger pursuant to the MBCA and the approval by BFC’s shareholders of the transactions contemplated hereby), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of BFC and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery or performance of this Agreement by BFC or Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by BFC and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any Subsidiary of BFC under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BFC or any of its Subsidiaries or (ii) any BFC Material Contract; (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by BFC or any Subsidiary of BFC, or Merger Sub, with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA and the MBCA in connection with the Merger, including, without limitation, the Florida Certificate of Merger and the Massachusetts Articles of Merger, (iii) any filings as may be required by the HSR Act, (iv) any filing of a listing application \ with a national securities exchange (or an inter-dealer quotation system of a registered national securities association) with respect to the BFC Class A Common Stock, and (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on BFC.

4.4 Subsidiaries. Set forth on Schedule 4.4 is a list of each Subsidiary of BFC, including its name and jurisdiction of organization. Except as set forth on Schedule 4.4, BFC is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of BFC’s Subsidiaries are beneficially owned, directly or indirectly, by BFC free and clear of any Liens. Each Subsidiary of BFC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on BFC.

4.5 Exchange Act Reports; Financial Statements.

(a) Since January 1, 2008, BFC has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BFC SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BFC SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BFC with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BFC.

(b) The BFC Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of BFC and its consolidated subsidiaries, on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on BFC). Any supporting schedules included in the BFC SEC Reports present fairly, in all material respects, the information required to be stated therein. Such BFC Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the BFC SEC Reports, in conformity with GAAP applied on a consistent basis. Other than as disclosed in the BFC Financial Statements, neither BFC nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise, that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since June 30, 2011 in the ordinary course of business to Persons other than Affiliates of BFC that could not reasonably be expected to have a Material Adverse Effect on BFC. Notwithstanding anything to the contrary contained herein, BFC makes no representation or warranty with respect to, and shall not be responsible or liable for, any inaccuracy in the BFC Financial Statements to the extent the same is derived from an inaccuracy in the Bluegreen Financial Statements.

4.6 Absence of Certain Changes. Except as disclosed in the BFC SEC Reports, since June 30, 2011, (a) BFC and each of its Subsidiaries have conducted their business in the ordinary and usual course, consistent with past practices, and (b) there has not been any event, occurrence, development or set of circumstances or facts which (i) has had or could reasonably be expected to have a Material Adverse Effect on BFC or any of its Subsidiaries, (ii) could reasonably be expected to render any of the representations and warranties of BFC incorrect or untrue as of the Closing Date or (iii) would result in a violation of the covenants set forth in Section 6.2 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.

4.7 Taxes. Except as disclosed in the BFC SEC Reports and such matters as could not reasonably be expected to have a Material Adverse Effect on BFC, (a) BFC and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of BFC and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BFC or any of its Subsidiaries, (d) BFC and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BFC or any of its Subsidiaries by a Taxing authority.

4.8 BFC Material Contracts. Each BFC Material Contract has been filed as an exhibit to a BFC SEC Report. Except as could not reasonably be expected to have a Material Adverse Effect on BFC, (a) each BFC Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) BFC and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under, and they are not in material default in respect of, any BFC Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. No consent of or notice to third parties is required pursuant to the terms of any BFC Material Contract or other material agreement to which BFC or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on BFC or materially impair the ability of BFC to consummate the Merger. To the knowledge of BFC, no other party to any BFC Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. BFC has made available to Bluegreen true, correct and complete copies of all the written BFC Material Contracts (together with any and all amendments or modifications to the Bluegreen Material Contracts to date), and a brief written summary or description of each oral BFC Material Contract.

4.9 Investigations; Litigation. Except as set forth in the BFC SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BFC, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which, if determined adversely to BFC or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect on BFC. Neither BFC nor any of its Subsidiaries nor any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of BFC, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BFC or any of its Subsidiaries, or any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BFC or any of its Subsidiaries, and to the knowledge of BFC, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BFC or any of its Subsidiaries, or any of their respective assets, businesses or operations.

4.10 Insurance. BFC and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BFC and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BFC and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BFC nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BFC and its Subsidiaries are parties are reasonably believed to (a) be sufficient for compliance, in all material respects, with all requirements of Law and, to the extent applicable, of all BFC Material Contracts and (b) provide adequate insurance coverage for the assets and operations of BFC and its Subsidiaries.

4.11 Compliance with Laws. BFC and each of its Subsidiaries have all Permits and have made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their businesses as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have a Material Adverse Effect on BFC. Except as would not reasonably be expected to have a Material Adverse Effect on BFC, all such Permits are in full force and effect, and, to the knowledge of BFC, no suspension or cancellation of any of them is pending or has been threatened, and all such filings, applications and registrations are current. Neither BFC nor any of its Subsidiaries is in material default under any such Permits or, to the knowledge of BFC, under any Order or any license, regulation or demand of any Governmental Entity. BFC and each of its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Laws.

4.12 Labor Matters. Neither BFC nor any of its Subsidiaries is a party to, nor does BFC or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 lists all of the BFC Plans. Each BFC Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BFC has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any BFC Plan. Except as otherwise described in Schedule 4.13, no action, suit, proceeding or claim is pending or, to the knowledge of BFC, threatened, against BFC with respect to any BFC Plan (other than claims for benefits in the ordinary course).

(b) All contributions, premiums or payments required to be made with respect to all BFC Plans have been made. All such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Entity.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment to any director, officer, employee or consultant of BFC or any of its Subsidiaries.

4.14 Related Party Transactions. Except for arrangements disclosed in the BFC SEC Reports, no holder of more than 5% of the BFC Class A Common Stock or BFC Class B Common Stock, or any officer or director of BFC or any Subsidiary of BFC, or, to the knowledge of BFC, any Affiliate of any of the foregoing (other than BFC and its Subsidiaries) (a) is indebted to BFC for money borrowed from BFC, (b) to the knowledge of BFC, has any direct or indirect material interest in any Person which is a customer or supplier of BFC or any of its Subsidiaries or (c) is party to any other material transaction or business relationship with BFC or any of its Subsidiaries that would be required to be disclosed in the BFC SEC Reports pursuant to Item 404(a) of Regulation S-K of the SEC.

4.15 Broker’s and Finder’s Fees. Except as set forth on Schedule 4.15, neither BFC nor Merger Sub has employed any broker or finder, or incurred, and neither of them will incur, any broker’s, finder’s or similar fees, commissions or expenses to any party in connection with the transactions contemplated by this Agreement.

4.16 Registration Statement; Joint Proxy Statement/Prospectus. None of the information relating to BFC included in BFC’s registration statement on Form S-4, which shall include the joint proxy statement relating to the Bluegreen Meeting and the BFC Meeting (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”), pursuant to which the issuance of the shares of BFC Class A Common Stock to be issued to Bluegreen’s shareholders in the Merger will be registered under the Securities Act (the “Registration Statement”), will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act and at the time of the BFC Meeting or the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.17 Tax Treatment. BFC has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.18 Opinion of Financial Advisor. JMP Securities LLC has (a) rendered its opinion to the Board of Directors of BFC to the effect that, as of the date of the meeting of the Board of Directors of BFC at which the Board of Directors of BFC approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the Exchange Ratio is fair from a financial point of view to holders of the BFC Common Stock and (b) consented to the inclusion of such opinion in its entirety in the Registration Statement and any other filing required to be made by BFC with the SEC with respect to the Merger to the extent inclusion of the opinion is required by applicable law, subject to its advance review and approval thereof.

4.19 Sarbanes-Oxley. There is and has been no failure on the part of BFC or any of its directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), except, in the case of BFC’s directors and officers, where the failure to comply could not reasonably be expected to have a Material Adverse Effect on BFC.

4.20 Certain Business Practices. Neither (a) BFC, nor (b) to BFC’s knowledge, (i) any of its Subsidiaries, nor (ii) in connection with the operation of the business of BFC or any of its Subsidiaries, any directors or officers, agents or employees of BFC or, to BFC’s knowledge, any of its Subsidiaries, has (A) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity, (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (C) made any payment in the nature of criminal bribery.

4.21 Operations of Merger Sub. Merger Sub (a) is a direct, wholly-owned subsidiary of Woodbridge Holdings, LLC (which is a direct wholly-owned subsidiary of BFC), (b) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (c) has engaged in no other business activities and (d) has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.

4.22 Full Disclosure. No representation or warranty of BFC or Merger Sub contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries, or Merger Sub contained in this

Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BLUEGREEN

Bluegreen represents and warrants to BFC and Merger Sub as follows:

5.1 Organization; Good Standing; Power. Bluegreen is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Bluegreen has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. Bluegreen is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on Bluegreen.

5.2 Capitalization.

(a) Bluegreen’s authorized capital stock consists solely of 140,000,000 shares of Bluegreen Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “Bluegreen Capital Stock”). As of the date hereof, 32,571,639 shares of Bluegreen Common Stock are issued and outstanding, and 2,755,300 shares of Bluegreen Common Stock are held in treasury. No shares of preferred stock, including shares designated as Series A Junior Participating Preferred Stock, are issued or outstanding as of the date hereof. As of the date hereof, 7,919,012 shares of Bluegreen Common Stock are reserved for issuance under the Bluegreen Option Plans (including, without limitation, 4,235,461 shares of Bluegreen Common Stock reserved for issuance upon exercise of outstanding Bluegreen Options).

(b) All of the issued and outstanding shares of Bluegreen Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of Bluegreen Capital Stock have been issued in violation of any statutory preemptive rights. Bluegreen Common Stock is the only class of securities of Bluegreen with the right to vote on the transactions contemplated by this Agreement or for the election of directors of Bluegreen. Except for Bluegreen Options outstanding on the date hereof to acquire not more than 4,235,461 shares of Bluegreen Common Stock and except as contemplated by the Bluegreen Rights Agreement, there are no outstanding or existing Bluegreen Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Bluegreen.

(c) All outstanding Bluegreen Options and restricted stock awards were granted under the Bluegreen Option Plans, and none were issued in violation of applicable Law or the terms of the applicable Bluegreen Option Plan. Other than Bluegreen’s current share repurchase program, as described in the Bluegreen SEC Reports, Bluegreen is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of Bluegreen Capital Stock or which restrict the transfer of such shares to which Bluegreen is a party, nor does Bluegreen have knowledge of any such agreements or understandings to which Bluegreen is not a party. Except as set forth on Schedule 5.2, since June 30, 2011, Bluegreen has not (i) issued any shares of Bluegreen Capital Stock (or securities exercisable for or convertible into Bluegreen Capital Stock) other than upon the valid exercise of options previously granted under any Bluegreen Option Plan or (ii) granted any options or restricted stock awards under any Bluegreen Option Plan. The terms of each of the Bluegreen Option Plans permit the substitution of options to purchase shares of, and restricted stock awards of, BFC Class A Common Stock for the outstanding Bluegreen Options and restricted stock awards, as the case may be, in each case as provided in this Agreement, without the consent or approval of the holders thereof, any other shareholders of Bluegreen, or any other Person (other than Bluegreen’s Board of Directors or a committee thereof), and without mandatory acceleration of the vesting or expiration of any of the Bluegreen Options. Schedule 5.2 hereto includes a true and complete list, as of the date hereof, of all holders of outstanding Bluegreen Options and restricted stock awards, including the name of such holders and, with respect to each such Bluegreen Option and restricted stock award, as applicable, the number of shares of Bluegreen Common Stock purchasable upon exercise of the option or underlying the restricted stock award, the exercise or vesting schedule, the exercise price per share and the expiration date. There are no awards outstanding as of the date hereof under any Bluegreen Option Plan other than those identified in Schedule 5.2. A true and complete copy of the Bluegreen Option Plans and all agreements and instruments relating to or issued under the Bluegreen Option Plans have been made available to BFC, and no such plan, agreement or instrument has been amended, modified or supplemented, and there is no agreement to amend, modify or supplement any such plan, agreement or instrument in any case from the form made available to BFC.

(d) No bonds, debentures, notes or other indebtedness of Bluegreen having the right to vote on any matters on which shareholders may vote are issued or outstanding.

5.3 Authorization; No Violation. The execution and delivery of this Agreement by Bluegreen and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Bluegreen, and no other corporate action on the part of Bluegreen is necessary (other than the approval of this Agreement by the holders of the Bluegreen Common Stock and the filing of the Florida Certificate of Merger pursuant to the FBCA and the Massachusetts Articles of Merger pursuant to the MBCA), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Bluegreen, enforceable against it in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of this Agreement by Bluegreen, nor the consummation of the transactions contemplated hereby, nor the compliance by Bluegreen with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Bluegreen or any Subsidiary of Bluegreen under any of the terms, conditions or provisions of (i) the Articles of Organization or Bylaws (or analogous organizational documents) of Bluegreen or any of its Subsidiaries or (ii) any Bluegreen Material Contract; (b) violate any Law or any Order applicable to Bluegreen or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by Bluegreen with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA and the MBCA in connection with the Merger, including, without limitation, the Florida Certificate of Merger and the Massachusetts Articles of Merger, (iii) any filings as may be required by the HSR Act and (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on Bluegreen.

5.4 Subsidiaries. Set forth on Schedule 5.4 is a list of each Subsidiary of Bluegreen, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4, Bluegreen does not own more than 20% of the capital stock or similar interests in or control any entities (including, without limitation, corporations, limited liability companies, partnerships, joint ventures and inactive corporations). Except as set forth on Schedule 5.4, Bluegreen is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of Bluegreen’s Subsidiaries are beneficially owned, directly or indirectly, by Bluegreen free and clear of any Liens. Each Subsidiary of Bluegreen (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on Bluegreen.

5.5 Exchange Act Reports; Financial Statements.

(a) Since January 1, 2008, Bluegreen has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “Bluegreen SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the Bluegreen SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by Bluegreen with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Bluegreen.

(b) The Bluegreen Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Bluegreen and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on Bluegreen). Any supporting schedules included in the Bluegreen SEC Reports present fairly, in all material respects, the information required to be stated therein. Such Bluegreen Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the Bluegreen SEC Reports, in conformity with GAAP applied on a consistent basis in accordance with past practice. Other than as disclosed in the Bluegreen Financial Statements, neither Bluegreen nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise, that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since June 30, 2011 in the ordinary course of business to Persons other than Affiliates of Bluegreen or that could not reasonably be expected to have a Material Adverse Effect on Bluegreen.

5.6 Absence of Certain Changes. Except as set forth in Schedule 5.6 or as disclosed in the Bluegreen SEC Reports, since June 30, 2011, (a) Bluegreen and its Subsidiaries have conducted their respective businesses in the ordinary and usual course, consistent with past practices, and (b) there has not been any event, occurrence, development or set of circumstances or facts which (i) has had or could reasonably be expected to have a Material Adverse Effect on Bluegreen, (ii) could reasonably be expected to render any of the representations and warranties of Bluegreen contained in this Agreement incorrect or untrue as of the Closing Date or (iii) would result in a violation of the covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.

5.7 Taxes. Except as set forth on Schedule 5.7 or in the Bluegreen SEC Reports and except for such matters as could not reasonably be expected to have a Material Adverse Effect on Bluegreen, (a) Bluegreen and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Bluegreen and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against Bluegreen or any of its Subsidiaries, (d) Bluegreen and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against Bluegreen or any of its Subsidiaries by a Taxing authority.

5.8 Investigations, Litigation. Except as set forth on Schedule 5.8 or in the Bluegreen SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of Bluegreen, threatened, against Bluegreen or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of Bluegreen or any of its Subsidiaries which, if determined adversely to Bluegreen or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on Bluegreen. Except as disclosed on Schedule 5.8, (a) neither Bluegreen nor any of its Subsidiaries nor any director, manager, officer, employee or agent of Bluegreen or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of Bluegreen, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Bluegreen or any of its Subsidiaries, or any director, officer, employee or agent of Bluegreen or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of Bluegreen or any of its Subsidiaries and (b) to the knowledge of Bluegreen, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting Bluegreen or any of its Subsidiaries, or any of their respective assets, businesses or operations.

5.9 Bluegreen Material Contracts. Each Bluegreen Material Contract has been filed as an exhibit to a Bluegreen SEC Report or is set forth on Schedule 5.9. Except as could not reasonably be expected to have a Material Adverse Effect on Bluegreen, (a) each Bluegreen Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) Bluegreen and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any Bluegreen Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.9, no consent of or notice to third parties is required pursuant to the terms of any Bluegreen Material Contract or other material agreement to which Bluegreen or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on Bluegreen or materially impair the ability of Bluegreen to consummate the Merger. To the knowledge of Bluegreen, no other party to any Bluegreen Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Bluegreen has made available to BFC true, correct and complete copies of all the written Bluegreen Material Contracts (together with any and all amendments or modifications to the Bluegreen Material Contracts to date), and a brief written summary or description of each oral Bluegreen Material Contract.

5.10 Broker’s and Finder’s Fees. Except as set forth on Schedule 5.10, neither Bluegreen nor any of its Subsidiaries has employed any broker or finder, and neither Bluegreen nor any of its Subsidiaries has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses to any party in connection with the transactions contemplated by this Agreement.

5.11 Registration Statement; Joint Proxy Statement/Prospectus. None of the information included in the Registration Statement or the Joint Proxy Statement/Prospectus relating to Bluegreen will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act or at the time of the BFC Meeting or the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.12 State Takeover Laws. Bluegreen has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC in order for such matters to be so exempt) the transactions contemplated hereby are exempt, from any applicable state anti-takeover statutes, including, without limitation, Chapters 110C, 110D, 110E and 110F of the General Laws of Massachusetts.

5.13 Opinion of Financial Advisor. Cassel Salpeter & Co., LLC has (a) rendered its opinion to the Special Committee to the effect that, as of the date of the meeting of the Special Committee at which the Special Committee recommended that the Board of Directors of Bluegreen approve this Agreement and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Bluegreen Common Stock other than BFC and its Affiliates and (b) consented to the inclusion of such opinion in its entirety in the Registration Statement and any other filing required to be made by Bluegreen with the SEC with respect to the Merger to the extent inclusion of the opinion is required by applicable law, subject to its advance review and approval thereof.

5.14 Tax Treatment. Bluegreen has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

5.15 Full Disclosure. No representation or warranty of Bluegreen contained in this Agreement, and none of the statements or information concerning Bluegreen and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business by Bluegreen. Except as expressly contemplated by any other provision of this Agreement, and provided nothing contained herein shall be deemed to prohibit or restrict Bluegreen from consummating the sale of the assets comprising its Bluegreen Communities business unit in accordance with the agreement relating thereto as in effect on the date hereof, as disclosed in the Bluegreen SEC Reports, Bluegreen agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Bluegreen shall not (and shall cause each of its Subsidiaries to not), directly or indirectly, take or propose to take any of the following actions without the prior written consent of BFC:

(a) conduct the businesses of Bluegreen and its Subsidiaries in a manner, or take any action with respect to the businesses of Bluegreen and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause Bluegreen or any of its Subsidiaries to be in default under any Bluegreen Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);

(b) change or amend the Articles of Organization or Bylaws of Bluegreen;

(c) issue, sell, or grant any shares of capital stock (except Bluegreen Common Stock to be issued upon exercise of Bluegreen Options outstanding on the date of the Agreement or to the extent required under the terms and conditions of the Bluegreen Rights Agreement), or, except in the ordinary course of business consistent with past practices, any options, warrants, or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of Bluegreen or any of its Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;

(d) divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of Bluegreen;

(e) declare, pay, or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Bluegreen or any Subsidiary of Bluegreen, except as consistent with past practice;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Bluegreen or any of its Subsidiaries;

(g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(h) take any action that would cause Bluegreen’s representations and warranties set forth in this Agreement to be untrue in any material respect;

(i) take any action that would reasonably be likely to materially delay the Merger; or

(j) agree to take, or make any commitment to take, any of the foregoing actions.

6.2 Conduct of Business by BFC. Except as expressly contemplated by any other provision of this Agreement, and provided nothing contained herein shall be deemed to prohibit or restrict BFC from taking any actions, including in its capacity as a shareholder of BankAtlantic Bancorp, Inc., with respect to the sale of BankAtlantic, BFC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, BFC shall not, directly or indirectly, take or propose to take any of the following actions without the prior written consent of Bluegreen:

(a) conduct the businesses of BFC and its Subsidiaries in a manner, or take any action with respect to the businesses of BFC and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause BFC or any of its Subsidiaries to be in default under any BFC Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);

(b) change or amend the Articles of Incorporation or Bylaws of BFC, except as necessary to (i) effect the Reverse Split and amend the provisions of BFC’s Articles of Incorporation in respect thereof, and to the extent necessary to consummate the transactions contemplated hereby, increase the number of authorized shares of the BFC Class A Common Stock and (ii) increase the maximum size of the Board of Directors of BFC to allow for the appointment at the Effective Time of the directors of Bluegreen, as contemplated by Section 7.15;

(c) except for the Reverse Split, divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of BFC;

(d) declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of BFC or any Subsidiary of BFC, except as consistent with past practice;

(e) cause BFC’s directors and officers liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to BFC and its officers and directors;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BFC or any of its Subsidiaries;

(g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(h) take any action that would cause BFC’s representations and warranties set forth in this Agreement to be untrue in any material respect;

(i) take any action that would reasonably be likely to materially delay the Merger; or

(j) agree to take, or make any commitment to take, any of the foregoing actions.

6.3 Notice. Each party will promptly notify the other party of (i) any event of which it obtains knowledge which has or is reasonably likely to have a Material Adverse Effect on such party or any of its Subsidiaries, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties or covenants of such party contained herein or (iii) any event or circumstance which could materially and adversely affect the party’s ability to satisfy the conditions to the Merger. Each party will promptly notify the other party in the event it determines that it is unable to fulfill any of the conditions to performance by the other party hereunder.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Access to Information. From the date hereof through the Effective Time, each party shall permit the other party and its authorized representatives reasonable access during regular business hours to the properties of such party and each of its Subsidiaries. Each party shall, and shall cause its Subsidiaries to, make their respective directors, management and other employees and agents and authorized representatives (including, without limitation, counsel and independent public accountants) available to confer with the other party, and its authorized representatives at reasonable times and upon reasonable request, and each party shall disclose and make available to the other party, and shall cause its Subsidiaries and the agents and authorized representatives of such party and its Subsidiaries, to disclose and make available to the other party, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party and its Subsidiaries. Each party may make or cause to be made such investigation of the records, business and properties of the other party and its Subsidiaries as such party deems necessary or advisable to familiarize itself and its advisors with such business, properties and other matters, provided that any such investigation shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with the normal operations of the other party or any of its Subsidiaries. Each party agrees to maintain the confidentiality of all information exchanged pursuant to this Section 7.1, except as otherwise required by Law.

7.2 Public Announcements. Any public announcement made by or on behalf of either BFC or Bluegreen prior to the termination of this Agreement concerning this Agreement, the transactions described herein or any other aspect of the dealings between Bluegreen and BFC as contemplated hereby must first be approved by the other party (any such approval not to be unreasonably withheld or delayed), subject to either party’s obligations under applicable Law (but such party shall use its reasonable efforts in good faith to consult with the other party as to all such public announcements).

7.3 No Solicitation.

(a) From and after the date of this Agreement until the Effective Time, subject to Section 7.3(b), without the prior written consent of BFC, Bluegreen will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, and, without the prior written consent of Bluegreen, BFC will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (1) merger, consolidation, share exchange, business combination or similar transaction involving Bluegreen or any of its Subsidiaries, or BFC or any of its Subsidiaries, as the case may be, (2) sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Bluegreen and its Subsidiaries on a consolidated basis or BFC and its Subsidiaries on a consolidated basis, as the case may be, (3) liquidation, dissolution, recapitalization or other similar type of transaction involving Bluegreen or any of its Subsidiaries, or BFC or any of its Subsidiaries, as the case may be, (4) tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock or BFC Class A Common Stock and Class B Common Stock (in the aggregate), as the case may be, or other transaction with Bluegreen or BFC in which any Person or group shall acquire or have the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock or BFC Class A Common Stock and Class B Common Stock (in the aggregate), as the case may be, or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby (or any modification thereof or proposal relating thereto) or any transaction involving the Bluegreen Communities business unit. Each of Bluegreen and BFC will, and will direct all its directors, officers, employees, investment bankers, attorneys, accountants and other representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(b) Notwithstanding the provisions of Section 7.3(a) above, if a Person or group other than BFC or any of its Affiliates, on the one hand, and other than Bluegreen or any of its Affiliates, on the other hand (any such Person or group, a “Third Party”), after the date of this Agreement submits to Bluegreen or its Board of Directors, or the Special Committee, or BFC or its Board of Directors, as the case may be, not resulting from a breach of Section 7.3(a) above, an unsolicited, bona fide, written Acquisition Proposal, and Bluegreen’s Special Committee or Board of Directors or BFC’s Board of Directors, as the case may be, reasonably determines in good faith, (i) after consultation with their financial, legal and other advisors that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case Bluegreen or BFC, as the case may be, may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that Bluegreen contemporaneously furnishes to BFC or BFC contemporaneously furnishes to Bluegreen, as the case may be, all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party with respect to such Acquisition Proposal. In the event that, after the date of this Agreement and prior to the Effective Time, Bluegreen or BFC receives a Superior Proposal not in violation of Section 7.3(a) and Bluegreen’s Special Committee or Board of Directors or BFC’s Board of Directors, as the case may be, determines, in good faith and after consultation with its legal, financial and other advisors, that the failure to do so would be inconsistent with fiduciary duties owed by directors under applicable Law, then Bluegreen’s Special Committee or Board of Directors or BFC’s Board of Directors, as the case may be, may: (x) withhold, withdraw, modify or change its approval or recommendation of this Agreement or the Merger and/or (y) approve or recommend to the applicable company’s shareholders the Superior Proposal, provided, in each case, the party taking such action provides the other party with at least two (2) Business Days prior written notice stating that it intends to take such actions and setting forth the information specified in Section 7.3(c) with respect to any Superior Proposal which it intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which Bluegreen’s Special Committee or Board of Directors or BFC’s Board of Directors, as the case may be, determines, after consultation with their legal, financial and other advisors, are more favorable to Bluegreen’s shareholders or BFC (or its shareholders), as the case may be, from a financial point of view than the Merger or other revised proposal submitted by BFC or Bluegreen, as the case may be, prior to such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit Bluegreen or BFC from taking, and disclosing to its shareholders, a position required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A of the SEC.

(c) Bluegreen or BFC, as the case may be, will notify the other party immediately, and in any event within one (1) Business Day, if (i) an Acquisition Proposal is made or is modified in any material respect (including, without limitation, any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case Bluegreen or BFC, as the case may be, will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) Bluegreen or BFC, as the case may be, furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

(d) In addition to the obligations set forth in paragraphs (a), (b) and (c) of this Section 7.3, Bluegreen or BFC, as the case may be, as promptly as practicable, will advise the other party orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry, and keep the other party informed in all material respects of the status of any such request or inquiry. Bluegreen or BFC, as the case may be, shall also provide the other party with prior telephonic (promptly confirmed in writing) or written notice of any meeting of its Board of Directors (or any committee thereof, including, in the case of Bluegreen, the Special Committee) at which its Board of Directors or any such committee is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of the documentation relating to such Acquisition Proposal to the extent such documentation is then available (and otherwise provide such documentation as soon as available).

7.4 Shareholder Meetings.

(a) Bluegreen shall call the Bluegreen Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement. Except as provided in Section 7.3(b) with respect to the right of Bluegreen’s Special Committee or Board of Directors to withhold, withdraw, modify or change its recommendation to Bluegreen’s shareholders, Bluegreen shall use its reasonable efforts in good faith to secure the vote of its shareholders required under the MBCA and include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the Merger.

(b) BFC shall call the BFC Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement. BFC shall use its reasonable efforts in good faith to secure the vote of its shareholders required under its Articles of Incorporation and include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the Merger.

(c) BFC shall vote all of its shares of Bluegreen Common Stock at the Bluegreen Meeting in favor of this Agreement.

7.5 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, BFC shall prepare and file with the SEC, with Bluegreen’s assistance (as described below), the Registration Statement, which shall include the Joint Proxy Statement/Prospectus of Bluegreen and BFC relating to the Bluegreen Meeting and BFC Meeting. BFC shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement until all of the shares of BFC Class A Common Stock have been issued and distributed in the Merger as described in the Joint Proxy Statement/Prospectus. BFC shall take any action required under applicable federal or state securities Laws in connection with the issuance of shares of BFC Class A Common Stock pursuant to the Merger. The Surviving Company shall use commercially reasonable efforts to cause the Bluegreen Common Stock to be deregistered under the Exchange Act as soon as practicable following the Effective Time. Bluegreen shall furnish all information concerning Bluegreen as BFC may reasonably request in connection with such actions and the preparation of the Registration Statement, including information in response to comments received from the SEC. As promptly as practicable after the Registration Statement becomes effective, Bluegreen shall mail the Joint Proxy Statement/Prospectus to its shareholders, and BFC shall mail the Joint Proxy Statement/Prospectus to its shareholders. Notwithstanding anything to the contrary contained herein, neither the Joint Proxy Statement/Prospectus nor the Registration Statement nor any amendment or supplement thereto shall be filed or mailed without the consent of both BFC and Bluegreen, which consent shall not be unreasonably withheld.

(b) Each of Bluegreen and BFC represent, warrant and covenant to the other that the information pertaining to such party required by the Securities Act and/or the Exchange Act for inclusion in the Registration Statement and the Joint Proxy Statement/Prospectus shall not, at each time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to Bluegreen’s and BFC’s shareholders or at the time of the Bluegreen Meeting or the BFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation is or shall be made by Bluegreen or BFC, as the case may be, with respect to the accuracy of statements made in the Registration Statement or the Joint Proxy Statement/Prospectus based on information derived from or supplied by the other party. If before the Effective Time, any event or circumstance relating to Bluegreen or any of its Subsidiaries or Affiliates is discovered by Bluegreen, or any event or circumstance relating to BFC or any of its Subsidiaries or Affiliates is discovered by BFC, and such information should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, Bluegreen shall promptly inform BFC and shall provide to BFC, or BFC shall promptly inform Bluegreen and prepare, appropriate amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus, and the representations and warranties set forth in this Section 7.5(b) as to the accuracy of such information shall apply to all such amended or supplemented information.

7.6 Employee Benefit Plans. As appropriate, Bluegreen’s Board of Directors shall adopt resolutions to discontinue the sale or contribution (for any applicable period that has not yet commenced) of Bluegreen Common Stock pursuant to any Bluegreen Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance. If such resolutions have previously been adopted by Bluegreen’s Board of Directors, Bluegreen shall provide copies thereof to BFC as promptly as practicable and, in any event, prior to the Effective Time.

7.7 Indemnification.

(a) After the Effective Time, the Surviving Company shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Bluegreen (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Bluegreen if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the MBCA in effect as of the date hereof and under the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof. The Surviving Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the MBCA in effect on the date hereof and under the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof upon receipt of any undertaking required by applicable Law or the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 7.7(a), upon learning of any Claim, shall immediately notify BFC (but the failure to so notify BFC shall not relieve it from any liability which it may have under this Section 7.7(a) except to the extent such failure prejudices BFC) and shall deliver to BFC any undertaking required by applicable Law. The Surviving Company shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Company shall cause to be maintained in effect the current policies of directors’ and officers’ and in-house counsel liability insurance maintained by Bluegreen (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by Bluegreen immediately prior to Closing upon the request of BFC)) with respect to claims arising from facts or events which occurred before the Effective Time.

(c) The obligations of the Surviving Company provided under paragraphs (a) and (b) of this Section 7.7 are intended to be enforceable against the Surviving Company directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Company.

7.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including, without limitation, obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. In case, at any time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of BFC or Bluegreen will use all reasonable efforts in good faith to take all such necessary action.

7.9 Tax Treatment.

(a) The parties shall use all reasonable efforts in good faith (i) to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and (ii) not to, and not to permit or cause any Affiliate or any of Subsidiary to, take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

(b) Unless otherwise required by applicable Law, BFC, Bluegreen and Merger Sub shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The parties hereto shall cooperate and use their reasonable efforts in good faith in order to obtain the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. described in Section 8.1(h). In connection therewith, Bluegreen, BFC and Merger Sub shall deliver to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. representation letters as may be reasonably requested by such law firm, dated and executed as of the date of such opinion.

7.10 Comfort Letters. Bluegreen and BFC will each use their commercially reasonable efforts in good faith to cause to be delivered to each other reasonable and customary letters from their respective independent accountants, the first letter dated a date within two (2) Business Days before the effective date of the Registration Statement and the second letter dated a date within two (2) Business Days before the date of the BFC Meeting and the Bluegreen Meeting, as the case may be, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

7.11 Shareholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts in good faith to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed.

7.12 HSR Act. If, and to the extent, required, the parties will (a) take all commercially reasonable actions necessary to file as soon as practicable after the date of this Agreement notifications under the HSR Act with respect to the Merger, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) request early termination of all applicable waiting periods.

7.13 Reverse Split. Prior to the Effective Time, BFC shall effect a reverse stock split (the “Reverse Split”) pursuant to which a designated number of outstanding shares of BFC Class A Common Stock and BFC Class B Common Stock shall automatically convert into one share of BFC Class A Common Stock and one share of BFC Class B Common Stock, respectively. The conversion ratio for the Reverse Split shall be determined by the Board of Directors of BFC taking into account, among other factors it deems appropriate, the trading price and other criteria required for the Listing Application to be approved. BFC shall include in the Joint Proxy Statement/Prospectus a proposal relating to the Reverse Split, use its reasonable efforts in good faith to secure the vote of its shareholders required under its Articles of Incorporation and the FBCA, and include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the Reverse Split.

7.14 Listing Application. As promptly as practicable after the date of this Agreement, (a) BFC will take all commercially reasonable actions necessary to file a listing application (the “Listing Application”) with a national securities exchange (or an inter-dealer quotation system of a registered national securities association) with respect to the BFC Class A Common Stock such that the shares of BFC Class A Common Stock outstanding at the Effective Time, including such shares to be issued to Bluegreen’s shareholders in accordance with the terms hereof and pursuant to the Bluegreen Options and restricted stock awards to be assumed by BFC, shall commence listing and trading on such national securities exchange or inter-dealer quotation system at the Effective Time, and (b) Bluegreen shall supply BFC with the information pertaining to Bluegreen required for inclusion in the Listing Application. BFC shall use commercially reasonable efforts in good faith to cause the Listing Application to be processed and approved as promptly as practicable after filing.

7.15 Appointment of Directors. BFC shall use its best efforts to cause the directors of Bluegreen who are not directors of BFC immediately prior to the Effective Time to be appointed to the Board of Directors of BFC at the Effective Time.

7.16 Cancellation of Bluegreen Rights Agreement. Prior to the Effective Time, Bluegreen shall cause to be taken such actions as are necessary to terminate the Bluegreen Rights Agreement and cause the Bluegreen Rights Agreement to be inapplicable to the transactions contemplated hereby.

7.17 Board Action under BFC Rights Agreement. Prior to the Effective Time, BFC’s Board of Directors shall take such actions as are necessary to cause the BFC Rights Agreement to be inapplicable to the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) prior to or at the Closing of the following conditions:

(a) The Merger shall have received the requisite approval and authorization of the shareholders of Bluegreen under the MBCA, and the Merger and the Reverse Split (and, to the extent necessary, the proposal to increase the number of authorized shares of the BFC Class A Common Stock) shall have received the requisite approval and authorization of the shareholders of BFC under the Articles of Incorporation of BFC and the FBCA.

(b) No litigation, arbitration or other proceeding shall be pending by or before any court, arbitration panel or Governmental Entity which seeks to enjoin or prohibit the consummation of the Merger or other transactions contemplated hereby (other than a proceeding instituted by Bluegreen or any of its Subsidiaries, directors, officers, employees or agents).

(c) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or other transactions contemplated hereby, and there shall be no Order of a Governmental Entity precluding consummation of the Merger or other transactions contemplated hereby.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC, and all comments and requests for additional information on the part of the SEC shall have been responded to and complied with as required.

(e) All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to Bluegreen, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders, authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to result in a Material Adverse Effect on BFC or the Surviving Company after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which, in the opinion of Bluegreen and BFC, could reasonably be expected to materially adversely affect the operations of BFC or the Surviving Company after consummation of the Merger.

(f) All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of (i) the Bluegreen Material Contracts and all other material agreements set forth on Schedule 5.9 and (ii) all of the existing Permits of Bluegreen shall have been received, except where the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Bluegreen or (y) materially and adversely affect the ability of the Surviving Company to continue to conduct the business of Bluegreen as it has been historically conducted.

(g) BFC and Bluegreen shall each have received the written opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., in form and substance reasonably acceptable to each of them, dated as of the date of Closing to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. Federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such firm, including, without limitation, representations set forth in certificates of officers of BFC, Merger Sub and Bluegreen, in form and substance reasonably satisfactory to BFC, Merger Sub and Bluegreen, respectively.

(h) BFC shall have effected the Reverse Split.

(i) The Listing Application shall have been approved.

(j) To the extent necessary in order to allow for the issuance of the shares of BFC Class A Common Stock to the shareholders of Bluegreen as contemplated hereby, the proposal to increase the number of authorized shares of BFC Class A Common Stock shall have been approved and BFC shall have filed Articles of Amendment to its Articles of Incorporation to effect such increase.

8.2 Conditions to Bluegreen’s Obligation to Effect the Merger. The obligations of Bluegreen to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by Bluegreen (to the extent permitted by applicable Law) of the following conditions:

(a) The representations and warranties of BFC and Merger Sub set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of BFC and Merger Sub contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).

(b) Each of BFC and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BFC or Merger Sub if the failure by such party to so perform or comply is attributable to Bluegreen.

(c) The opinion of Cassel Salpeter & Co., LLC referred to in Section 5.13 shall not have been withdrawn, revoked or materially modified.

(d) Each of BFC and Merger Sub shall have delivered to Bluegreen a certificate, dated the Effective Time and signed by their respective Chief Executive Officers and Chief Financial Officers, certifying the satisfaction of the conditions set forth in Sections 8.2(a) and (b) in all respects.

8.3 Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger. The obligations of BFC and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by BFC and Merger Sub (to the extent permitted by applicable Law) of the following conditions:

(a) The representations and warranties of Bluegreen set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of Bluegreen contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

(b) Bluegreen shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of Bluegreen if the failure by Bluegreen to so perform or comply is attributable to BFC.

(c) Bluegreen shall have delivered to BFC a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

(d) The opinion of JMP Securities LLC referred to in Section 4.18 shall not have been withdrawn, revoked or materially modified.

(e) Between the date hereof and the Effective Time, holders of not more than 10% of the outstanding shares of Bluegreen Common Stock shall have duly and validly exercised, or, immediately prior to the Effective Time, remain entitled to exercise, appraisal rights in connection with the Merger in accordance with the MBCA.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination of the Agreement. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of the Merger by the shareholders of Bluegreen and/or BFC), as follows:

(a) by mutual written consent of Bluegreen and BFC.

(b) by either of Bluegreen or BFC:

(i) if the shareholder approvals described in Section 8.1(a) hereof are not obtained at the Bluegreen Meeting or the BFC Meeting, as the case may be (in each case, including any adjournment or postponement thereof);

(ii) if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action (which Order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, and such Order, decree, ruling or other action shall have become final and non appealable;

(iii) if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger or other transactions contemplated hereby by any Governmental Entity which would make consummation of the Merger or other transactions contemplated hereby illegal;

(iv) if the Merger shall not have been consummated by June 30, 2012; provided, however, that this deadline shall be extended to September 30, 2012 in the event the parties are proceeding in good faith with respect to the consummation of the Merger; or

(v) if, after complying with Section 7.3, (A) Bluegreen’s Special Committee and/or Board of Directors or BFC’s Board of Directors shall have finally determined to approve or recommend a Superior Proposal to Bluegreen’s or BFC’s shareholders, as the case may be, or (B) Bluegreen’s Special Committee and/or Board of Directors or BFC’s Board of Directors withholds or withdraws its recommendation of this Agreement or the Merger or modifies or changes such recommendation in a manner adverse to the other party.

(a) by Bluegreen if:

(i) BFC or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to BFC or Merger Sub, as the case may be, and (B) would result in the failure to satisfy a condition set forth in Section 8.2; or

(ii) Cassel Salpeter & Co., LLC has withdrawn, revoked, annulled or materially modified its fairness opinion.

(b) by BFC if:

(i) Bluegreen shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to Bluegreen and (B) would result in the failure to satisfy a condition set forth in Section 8.3;

(ii) JMP Securities LLC has withdrawn, revoked, annulled or materially modified its fairness opinion; or

(iii) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or an Affiliate thereof (other than Bluegreen or any of its Subsidiaries, directors, officers, employees or agents)) and the Board of Directors of Bluegreen shall, notwithstanding its obligations hereunder, have (A) recommended that Bluegreen’s shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

9.2 Effect of Termination. If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in Sections 9.1(c)(i) and (b)(i), if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its willful or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Survival of the Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.

10.2 Payment of Expenses. Except as set forth in the following sentence, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. BFC and Bluegreen each agree to pay one-half ( 1/2) of any printing, mailing and filing expenses of the Registration Statement, the Joint Proxy Statement/Prospectus and any applicable pre-merger notification and report forms under the HSR Act.

10.3 Assignment; Binding Effect. This Agreement shall not be assigned or delegated, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), by any party without the prior written consent of the other parties. Any attempted assignment in violation of this prohibition shall be null and void. All of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, legal representatives, successors and permitted assigns of the parties hereto.

10.4 Governing Law. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida, without giving effect to its principles of conflicts of laws.

10.5 Consent to Jurisdiction.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts of Florida located in Broward County, Florida for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in such courts. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.8, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

10.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Notwithstanding Section 10.8 or anything to the contrary contained herein, delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.

10.8 Notices. All notices and other communications hereunder shall be in writing and, subject to Section 10.7, shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If either to BFC or Merger Sub, addressed to:

BFC Financial Corporation

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Attn: Alan B. Levan, Chief Executive Officer

Facsimile: (954) 940-5050

with a copy addressed to (which shall not constitute notice):

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attn: Alison W. Miller, Esq.

Facsimile: (305) 789-3395

If to Bluegreen, addressed to:

Bluegreen Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attn: John M. Maloney, Jr., Chief Executive Officer and President

Facsimile: (561) 912-8002

and to

Arnold Sevell, Chairman of the Special Committee

Sevell Realty Partners, Inc.

2295 Corporate Boulevard, N.W., Suite 131

Boca Raton, Florida 33431-7328

Facsimile: (561) 241-4700

with a copy addressed to (which shall not constitute notice):

Akerman Senterfitt, P.A.

One Southeast Third Avenue

25th Floor

Miami, Florida 33131-1714

Attn: Stephen K. Roddenberry, Esq.

Facsimile: (305) 374-5095

10.9 Entire Agreement. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto.

10.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective executive officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.11.

10.12 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.

10.13 No Third Party Beneficiary. Except as permitted in Section 7.7, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.14 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies, in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

10.15 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

10.16 Amendment and Waiver. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by the parties hereto. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. Any such waiver shall not constitute a waiver of any of the waiving party’s other rights or remedies or of any other or future breach, violation or default hereunder.

10.17 Special Committee. Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by Bluegreen under this Agreement shall be made or taken only upon the approval of the Special Committee.

10.18 Time of the Essence. Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION,
a Florida corporation

By:	/s/ Alan B. Levan
Alan B. Levan,
Chairman, Chief Executive Officer and
President

BXG FLORIDA, LLC,
a Florida limited liability company

By:	/s/ Alan B. Levan
Alan B. Levan,
Chief Executive Officer

BLUEGREEN CORPORATION,
a Massachusetts corporation

By:	/s/ John M. Maloney, Jr.
John M. Maloney, Jr.,
Chief Executive Officer and President